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                                                                    Exhibit 10.4


                                                                   July 12, 2001



Monsieur Philippe Choppin de Janvry
Tour Maine-Montparnasse 33
Avenue Du Maine F-75755
Paris Cedex 15, France


Dear Monsieur Choppin de Janvry:

                        AGREEMENT FOR EXECUTIVE SERVICES

         You are aware that Special Metals Corporation and its direct and indirect wholly-owned subsidiaries wish to have you, Monsieur Philippe Choppin de Janvry (hereinafter referred to as "EXECUTIVE") provide executive managerial services. With regard thereto, Special Metals Corporation, on behalf of itself and its direct and indirect wholly-owned subsidiaries (hereinafter collectively referred to as "SPECIAL") offer this letter of Agreement.

1. The scope of work (hereinafter referred to as "EXECUTIVE SERVICES") shall generally consist of, but not be limited to, providing assistance, advice, recommendations and direction to SPECIAL's personnel and other individuals specified by SPECIAL in all aspects of management.

2. The EXECUTIVE SERVICES authorized hereby, which began on October 1, 2000, will continue up to December 31, 2004.

3. EXECUTIVE shall be an independent contractor and shall not be an employee of SPECIAL, but EXECUTIVE may be an employee of Special Metals Corporation's indirect subsidiary, Special Metals SARL.

4. Charges for EXECUTIVE SERVICES performed hereunder shall be based upon a rate of Five Thousand Three Hundred Fifty Dollars ($5,350.00) per month. SPECIAL is to pay, in addition to the foregoing, reasonable travel expenses incurred in the performance of EXECUTIVE SERVICES and subsistence during said travel, provided that expense reports are timely submitted to SPECIAL. In addition, Special Metals Corporation shall direct its indirect subsidiary, Special Metals SARL, to pay EXECUTIVE at the annual rate of 1,340,000 French Francs ("FF") in equal monthly installments, retroactive to May 1, 2001; and in the event that Special Metals SARL cannot make that payment, other mutually agreeable means of making that payment shall be reached between the parties. (The
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         $5,350 per month and the monthly installment of FF is hereafter referred to as "Managerial Fees.")


5. EXECUTIVE shall not receive One Thousand Dollars ($1,000.00) for each regularly scheduled meeting of the Board of Directors. EXECUTIVE shall not receive an annual fee of Fourteen Thousand Dollars ($14,000.00) for serving on the Board of Directors.

6. Payment for EXECUTIVE SERVICES performed hereunder and for associated travel expenses and subsistence for every month during the period of this Agreement shall be made within thirty (30) days following receipt, and acceptance, of an invoice for the said month supported by appropriate expense documentation.

7. EXECUTIVE shall be eligible to receive a bonus for each calendar year of his contract which shall be equal to those granted to the most senior officer of SPECIAL under SPECIAL's Management Incentive Plan and SPECIAL's Performance Unit Award Plan. Any bonus will be paid within thirty (30) days of the availability of audited figures for the particular year. If any of these incentive plans is substituted by a stock option, stock appreciation or equivalent plan, EXECUTIVE will be offered the same treatment as the most senior Executive of SPECIAL. His rights related to those bonuses, incentive plans and their substitutes, if any, will be in any case, including early termination, the same as those granted to the most senior officer of SPECIAL.

8. EXECUTIVE is aware that he has in the past and may in the future be exposed to SPECIAL's confidential information (hereinafter referred to as "INFORMATION") concerning inventions, technology, development plans, experimental work and commercial operations. EXECUTIVE shall not disclose, during or after the period of this Agreement, to anyone other than SPECIAL's employees with whom EXECUTIVE may be associated in EXECUTIVE's work for SPECIAL, or other parties whom SPECIAL may designate, any INFORMATION which EXECUTIVE has or may acquire from SPECIAL, without first obtaining SPECIAL's written consent to make such disclosure. EXECUTIVE shall not use, other than in performing EXECUTIVE SERVICES, any INFORMATION which EXECUTIVE has or may acquire from SPECIAL without first obtaining SPECIAL's written consent to use such.

9. EXECUTIVE shall not have any obligation of confidentiality to SPECIAL in respect of:


         a) INFORMATION which is now in the public domain, or which, in the future, enters the public domain through no fault of the EXECUTIVE (in which event EXECUTIVE's obligation of strict confidence in respect thereto shall terminate on the date of entry of the INFORMATION into the public domain). INFORMATION in a form other than a printed publication or other tangible form shall not be deemed to be in the public domain.

         b) INFORMATION which is disclosed to EXECUTIVE at any time by a third party having the right to make such disclosure to EXECUTIVE, and without any obligation of confidentiality on the part of EXECUTIVE to said third party in respect of said disclosure.

         c) INFORMATION which is released from its confidential status by the prior written consent of
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         SPECIAL.

10.      (1) Either party may terminate this Agreement at any time by thirty
         (30) days advance written notice to the other. EXECUTIVE's obligations under paragraphs 8 and 9 will survive the termination of this Agreement and continue thereafter.

         (2) In case of termination by SPECIAL before the end of the contract without cause (as defined below) or for other reason than death or disability (as defined below), SPECIAL will provide EXECUTIVE on the date of termination with a severance payment equal to the sum of the Managerial Fees which EXECUTIVE would have received up to the end of the contract, plus the yearly average of the two last annual bonuses granted to EXECUTIVE multiplied by the number of years remaining up to the end of the contract for which EXECUTIVE will not have yet received a bonus, provided, however, that if this early termination is made by SPECIAL before January 1, 2003, the part of the severance related to bonus will be calculated as follows:

                  - IF THE EARLY TERMINATION TAKES PLACE IN 2001:

         Bonuses due to the most senior officer for this full calendar year.

                  - IF THE EARLY TERMINATION TAKES PLACE IN 2002:

         Average between the bonuses due to the most senior officer for the full calendar years 2001 and 2002.

         Payment will be within thirty (30) days after the definite approval of the accounts of SPECIAL for the said year(s).


         (3) In case of termination by EXECUTIVE before the end of the contract and in case of termination by SPECIAL before the end of the contract for cause or disability, SPECIAL will provide EXECUTIVE or his representative all amounts accrued but unpaid up to and including the date of termination, including, without limitation, any pro rata portion of EXECUTIVE's Managerial Fees, bonus and stock options and the like remaining unpaid as of the date of termination. EXECUTIVE's rights to exercise vested options shall be extended for a period of one (1) year following the termination, notwithstanding any contrary language in the plan documents.

         (4) "Disability" shall mean that due to illness, accident or other physical or mental incapacity, the Board has in good faith determined that EXECUTIVE is unable to substantially perform his usual and customary duties under this Agreement for more than six (6) consecutive months. During any period that EXECUTIVE fails to perform his duties hereunder as a result of incapacity due to disability ("Disability Period"), he shall continue to receive his Managerial Fees.

         (5) A termination for "cause" is defined as: (i) willful neglect of duties hereunder; (ii) conviction for, or entry of a pleading of guilty or nolo contendre by EXECUTIVE with respect to a felony; (iii) material, knowing and intentional failure to comply with applicable laws with respect to the execution of SPECIAL's business operations;
         (iv) theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material economic damage to SPECIAL or any of its affiliates or subsidiaries; (v) repeated failure to perform the directives of SPECIAL's Board of Directors; or (vi) dependence or addiction to alcohol or use of drugs (except those
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         legally prescribed by and administered pursuant to the directions of a practitioner licensed to do so under the laws of the state or county of licensure) which in the opinion of SPECIAL's Board of Directors interferes with EXECUTIVE's ability to perform his assigned duties and responsibilities. If EXECUTIVE is terminated for cause under subparagraphs (i), (iii), (v), or (vi), he will be entitled to thirty
         (30) days prior written notice and the opportunity to cure, and if, in SPECIAL's reasonable discretion, he has not cured the cause for his termination within that time, SPECIAL shall have the right to declare this contract terminated.

11. This Agreement will be governed and construed in accordance with the laws of the State of New York.

12. This agreement constitutes the entire agreement between the parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. None of SPECIAL's employee handbooks, manuals, or policy statements shall explicitly or implicitly create any additional rights or obligations with respect to EXECUTIVE's retention pursuant to this Agreement, except as otherwise explicitly provided herein. This Agreement may not be amended, modified or revised except by a writing signed by the parties hereto.

13. This Agreement is binding upon and inures to the benefit of both parties and their respective heirs, beneficiaries, executors, trustees, administrators, successors and assigns, including any corporation with which SPECIAL may be merged or which may succeed to its assets or business, although EXECUTIVE's obligations are personal and may be performed only by EXECUTIVE.

14. The provisions of this Agreement are severable, and invalidity of any provision does not affect the validity of any other provision.

15. No delay or omission by SPECIAL in exercising any right under this Agreement (including without limitation, any failure to strictly enforce any provision hereof) shall operate as a waiver of that or any other right. A waiver or consent given by SPECIAL on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16. EXECUTIVE hereby acknowledges that he has read this Agreement carefully; he has been afforded sufficient time to understand the terms and effects of this Agreement; he has been given the opportunity to consult with counsel and in fact has been advised by counsel as to all terms and effects of this Agreement prior to executing this Agreement, or has knowingly, freely and voluntarily declined to do so; any ambiguity that might be alleged to exist herein shall not be construed against or in favor of any party hereto; he is voluntarily entering into and executing this Agreement; neither SPECIAL nor its agents or representatives have made any representation inconsistent with the terms and effects of this Agreement; no promise, inducement, or agreement not expressed herein has been made to him; and he fully understands and voluntarily accepts the terms and conditions of this Agreement.
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If this Agreement is acceptable to you, please execute both copies of this letter in the space provided below, have your signature attested and return one fully executed Agreement to us.

                               Very truly yours,

                               SPECIAL METALS CORPORATION

                               /s/ Robert F. Dropkin

                               Robert F. Dropkin
                               Secretary on behalf of the Board of Directors



         Accepted and agreed to this 12th day of July, 2001.




Attested to:                        PHILIPPE CHOPPIN DE JANVRY

/s/    Roderick McDonald            /s/    Philippe Choppin de Janvry
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